Exhibit 10.5(a)
Amendment to No. 2 to the Employment Agreement
     WHEREAS, KRATON Polymers LLC (the “Company”), a Delaware limited liability company, which is a wholly owned subsidiary of Polymer Holdings LLC and Richard Ott (the “Executive”) are parties to an Employment Agreement dated April 12, 2004 (the “Employment Agreement”),
     WHEREAS, the parties desire to amend the Employment Agreement in the manner set forth below;
     RESOLVED, that the Employment Agreement be, and hereby is amended to provide a new Section 7(g) as follows:
          h. Change in Control.
          (i) If the Executive’s employment is terminated by KRATON without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason within one (1) year following a Change in Control, Executive shall be entitled to receive:
(A) at the times set forth in Section 7(a)(iii) hereof, the Accrued Obligations;
(B) continuation of Executive’s annual Base Salary for a period of twelve months following such termination (the “Severance Continuation Period”) which shall be paid at the same time and in the same manner as if Executive had remained employed by KRATON during such period;
(C) 1.0 times Annual Bonus calculated at the target level payable as a lump sum; and a pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 hereof in such year calculated by taking the product of (a) his Target Annual Bonus multiplied by (b) a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is 365, as further adjusted to reflect the then-current bonus accrual as it exists on the Company’s books as of the date of Termination. All sums due under this sub-paragraph shall be payable within thirty (30) days of Executive’s termination of employment; and
(D) all health benefits including medical, dental and vision for Executive and his eligible dependents comparable to those health benefits Executive participated in on the date of termination during the Severance Continuation Period, provided in any case such health benefits shall cease if Executive becomes entitled to health benefits from a new employer. KRATON may provide such health benefits by paying the Executive’s COBRA continuation coverage through such Severance Continuation Period.
 For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
(vi)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all of the assets of the Company, Polymer Holdings, or TJ Chemical Holdings (together, the

“Entities”) to any Person or group of related persons (a “Group”) for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), together with any affiliates thereof other than to TPG III Polymer Holdings LLC, TPG IV Polymer Holdings LLC or J.P. Morgan Partners LLC or any of their affiliates (hereinafter the “Sponsors”);

(vii)	the complete liquidation or dissolution of any of the Entities;

(viii)	(A) any Person or Group (other than the Sponsors) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of equity interests of an Entity representing more than 40% of the aggregate outstanding voting equity interests of such Entity and such Person or Group actually has the power to vote such equity interests in any such election and (B) the Sponsors beneficially own (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting equity interests of an Entity than such other Person or Group;

(ix)	the replacement of a majority of the board of directors of an Entity over a two-year period from the directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board then still in office who either were members of such board at the beginning of such period or whose election as a member of such board was previously so approved or who were nominated by, or designees of, the Sponsors; or

(x)	a merger or consolidation of an Entity with another entity in which holders of the equity interests of the Entity immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Sponsors do not hold a sufficient amount of voting equity interests to elect a majority of the surviving entity’s board of directors.
                                   (ii) The payments and benefits described in subparagraphs (B) — (D) above shall be subject to and conditioned upon the Executive’s execution and delivery of a valid and effective general release and waiver, in a form satisfactory to the Company, waiving all claims the Executive may have against the Company, its affiliates and their respective executives, directors, partners, members, shareholders, successors and assigns. Following Executive’s termination of employment by the Company as a result of a Change in Control, Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.
     IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of April 9, 2007.

KRATON POLYMERS LLC	RICHARD OTT

/s/ George B. Gregory	/s/ Richard Ott

By: George B. Gregory
Title: President and Chief Executive Officer